Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP ONE MANHATTAN WEST
Perella Weinberg Partners 767 Fifth Avenue New York, New York 10153	NEW YORK, NY 10001 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com July 15, 2021

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Re:	Perella Weinberg Partners

Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to Perella Weinberg Partners, a Delaware corporation (the “Company”), in connection with (a) the issuance of up to 7,870,000 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) upon the exercise of warrants (the “Warrants”) issued pursuant to the Warrant Agreement, dated as of September 24, 2020 (including the form of Warrant Certificate included therein, the “Warrant Agreement”), among the Company (f/k/a FinTech Acquisition Corp. IV) and Continental Stock Transfer & Trust Company (such shares, the “Warrant Shares”), and (b) the resale by the selling stockholders (the “Selling Stockholders”) of (i) up to 203,333 Warrants held by the Selling Stockholders (the “Secondary Warrants”), and (ii) up to 70,364,353 shares of Class A Common Stock held by or to be issued to the Selling Stockholders (the “Secondary Shares”), which consist of up to (1) 6,846,667 shares of Class A Common Stock held by the Sponsor (as defined below) as founder shares, (2) 12,500,000 shares of Class A Common Stock issued pursuant to the Subscription Agreements (as defined below), (3) 203,333 shares of Class A Common Stock issuable upon exercise of the Secondary Warrants, (4) 610,000 shares of Class A Common Stock issued pursuant to the Unit Subscription Agreement (as defined below), and (5) 50,204,353 shares of Class A Common Stock (the “Exchange Shares”) issuable pursuant to the terms of the LPA (as defined below). The Warrant Shares, the Secondary Warrants and the Secondary Shares are collectively referred to herein as the “Securities.”

The Secondary Shares were issued or will be issued pursuant to the following agreements (the “Share Agreements” and, collectively with the Warrant Agreement, the “Transaction Agreements”): (i) those certain Subscription Agreements (the “Subscription Agreement”) entered into between the Company and certain of the Selling Stockholders as are listed on Schedule A to the Merger Secretary’s Certificate (as defined below); (ii) the Unit Subscription

Perella Weinberg Partners

July 15, 2021

Agreement, dated as of September 24, 2020 (the “Unit Subscription Agreement”), between the Company, and FinTech Investor Holdings IV, LLC, a Delaware limited liability company, and FinTech Masala Advisors, LLC, a Delaware limited liability company (collectively, the “Sponsor”); and (iii) the Amended and Restated Limited Partnership Agreement, dated as of June 24, 2021 (the “LPA”), of PWP Holdings LP, a Delaware limited partnership (as the same may be amended, modified or restated from time to time).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)    the registration statement on Form S-1 of the Company relating to the Securities filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)    an executed copy of a certificate of James J. McEntee, III, President and Secretary of the Company, dated September 29 (the “IPO Secretary’s Certificate”);

(c)    an executed copy of a certificate of James J. McEntee, III, President and Secretary of the Company, dated June 24, 2021 (the “Merger Secretary’s Certificate”);

(d)    an executed copy of a certificate of Gary Barancik, Chief Financial Officer and Partner of the Company, dated the date hereof (the “Officer’s Certificate” and, collectively with the IPO Secretary’s Certificate and the Merger Secretary’s Certificate, the “Officer Certificates”);

(e)    a copy of the Company’s Certificate of Incorporation, as amended on June 13, 2019, certified by the Secretary of State of the State of Delaware as of November 20, 2018, as in effect as of the date of each of the IPO Board Resolution (as defined below);

(f)    a copy of the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date of the Merger Board Resolutions (as defined below), and certified pursuant to the IPO Secretary’s Certificate;

(g)    a copy of the Company’s Second Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Officer’s Certificate;

(h)    a copy of the Company’s Bylaws, as amended and in effect as of the date of each of the IPO Board Resolutions;

Perella Weinberg Partners

July 15, 2021

(i)    a copy of the Company’s Bylaws, as amended and in effect as of the date of the Merger Board Resolutions, and certified pursuant to the IPO Secretary’s Certificate;

(j)    a copy of the Company’s Amended and Restated Bylaws, as amended and in effect as of the date hereof, and certified pursuant to the Officer’s Certificate;

(k)    a copy of certain resolutions of the Board of Directors of the Company, adopted on: (i) November 20, 2018, May 14, 2019, June 12, 2019, August 7, 2020 and September 24, 2020 (collectively, the “IPO Board Resolutions”), certified pursuant to the IPO Secretary’s Certificate; (ii) December 28, 2020, May 3, 2021 and June 23, 2021 (the “Merger Board Resolutions”), certified pursuant to the Merger Secretary’s Certificate; and (iii) June 24. 2021, certified pursuant to the Officer’s Certificate;

(l)    an executed copy of the Warrant Agreement;

(m)    executed copies of the Share Agreements; and

(n)    a certificate, dated July 15, 2021, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Officer’s Certificates.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth in paragraph 2 below, we have assumed that (i) the Company received (or, in the case of the Exchange Shares, will receive at issuance) the consideration for the Secondary Shares set forth in the applicable Transaction Agreements and the applicable board resolutions and (ii) the issuance of the Secondary Shares has been registered (or, in the case of the Exchange Shares, will be registered) in the Company’s share registry. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials, including those in the Officer’s Certificates.

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

Perella Weinberg Partners

July 15, 2021

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.    When the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Warrant Shares, when issued in accordance with the terms of the Warrant Agreement by the Company against payment of the exercise price therefor and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share.

2.    The Secondary Shares (except for the Exchange Shares) have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable. When the Exchange Shares being sold by the Selling Stockholders are issued, in accordance with the terms of the LPA in exchange for Class A Partnership Units and Class B Common Stock of PWP Holdings LP, will be validly issued, fully paid and nonassessable.

3.    The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)    we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)    except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d)    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

Perella Weinberg Partners

July 15, 2021

(e)    we do not express any opinion with respect to the enforceability of any provision contained in the Warrant Agreement with respect to the choice of law or the choice of forum of the parties to such Warrant Agreement and we have assumed that such choices are valid and effective under all applicable laws; and

(f)    we call to your attention that irrespective of any agreement the parties may have to the Warrant Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to the Warrant Agreement.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law);

(b)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction (except that we do not make the assumption set forth in this clause (b) with respect to the Opined-on Law); and

(c)    the issuance of the Warrant Shares and the Secondary Shares does not or will not violate or conflict with any agreement or instrument binding on the Company (except that we do not make this assumption with respect to the Company’s Second Amended and Restated Certificate of Incorporation, the Company’s Amended and Restated Bylaws, the Transaction Agreements or those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement).

Perella Weinberg Partners

July 15, 2021

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP